Exhibit 10.4

AMENDMENT OF 3M DEFERRED COMPENSATION PLAN —

409A Compliance

                WHEREAS, 3M has adopted and maintains the 3M Deferred Compensation Plan (the “Plan”), which Plan is intended to allow management employees of the Corporation to increase their long-term financial security by deferring the receipt of a portion of their compensation;

                WHEREAS, the Corporation wishes to amend the Plan to ensure that the plan document complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder;

                RESOLVED, that pursuant to the authority contained in Section 10.1 of the Plan, such Plan shall be and it hereby is amended as follows, effective January 1, 2009:

1)                                     Article I is amended by adding the following new paragraph at the end thereof:

Effective January 1, 2009, this Plan was amended.  The purpose of the amendment was to bring the plan document into compliance with the requirements of section 409A of the Code, including the regulations issued thereunder.  From October 3, 2004 (the date section 409A was added to the Code) through December 31, 2008, the Plan was operated in good faith compliance with the requirements of section 409A including the special transition rules issued by the Internal Revenue Service and the U.S. Department of Treasury in connection with the implementation of section 409A.  For avoidance of doubt, this amendment was intended to apply both to deferred compensation subject to section 409A of the Code (i.e., deferred compensation credited under the Plan which related all or in part to services performed on or after January 1, 2005), as well as deferred compensation credited under the Plan which relates entirely to services performed on or before December 31, 2004 that is eligible to be “grandfathered” from application of section 409A of the Code.

2)                                     Paragraph 2.5 is amended to read as follows:

2.5                               COMPENSATION.  “Compensation” means the base salary, profit sharing, annual incentive (excluding any portion of such annual incentive payable in restricted stock units), Performance Units, Performance Shares or other incentive payments that the Committee may include from time to time, earned by a Participant during a Class Year before reduction for compensation deferred pursuant to the Plan.  With respect to Performance Units or Performance Shares granted under a long-term incentive plan of 3M, a Participant shall be considered for purposes of this Plan to have earned such Units or Shares during the Class Year that includes the first year of the Performance Period for such Units or Shares.  However, “Compensation” shall exclude awards (except Performance Units or Performance Shares), foreign service premiums and allowances, stock option benefits, employer contributions to employee benefit plans, reimbursements or payments in lieu thereof and like payments.

3)                                     Paragraph 2.13 is amended to read as follows:

2.13                        UNFORESEEABLE FINANCIAL EMERGENCY.  “Unforeseeable Financial Emergency” means an “unforeseeable emergency” (as defined in Treasury Reg. Section 1.409A-3(i)(3)) or such other regulation or guidance issued under section 409A of the Code.

4)                                     The following new paragraph 2.16 is included in the Plan at the end of Article II thereof:

2.16                        CODE.  “Code” means the Internal Revenue Code of 1954, as amended.

5)                                     The following new paragraph 2.17 is included in the Plan at the end of Article II thereof:

2.17                        RETIRE OR RETIREMENT.  “Retire” or “retirement” means an employee’s Separation from Service with the Employer after attaining the age of 55 with at least five years of employment service or after attaining age 65.

6)                                     The following new paragraph 2.18 is included in the Plan at the end of Article II thereof:

2.18                        SEPARATION FROM SERVICE.  “Separation from Service” means a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h)(1) or such other regulation or guidance issued under section 409A of the Code.  Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that 3M and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period).  A Separation from Service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with 3M or an affiliate under an applicable statute or by contract.  For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for 3M or an affiliate.  Notwithstanding the foregoing, a 29 month period of absence will be substituted for such 6 month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 6 months and that causes the Participant to be unable to perform the duties of his or her position of employment.

7)                                     Paragraph 7.1(a) is amended to read as follows:

(a)                                 During the month of January of any calendar year following the end of the year following the Class Year during which deferred Compensation is credited to such Account; provided, however, that with respect to elections to defer the payment of Performance Unit or Performance Share awards, the available Distribution Dates under this paragraph 7.1(a) shall be the month of January of any calendar year following the end of the year following the end of the Performance Period for the respective Performance Units or Performance Shares.

8)                                     Paragraph 7.3 is amended to read as follows:

7.3                               DISTRIBUTION FOLLOWING SEPARATION FROM SERVICE.  If a Participant incurs a Separation from Service for any reason other than death or retirement, the value of such Participant’s Accounts shall be determined no later than the Valuation Date immediately following the date of the Separation from Service and shall be paid to the Participant in a lump sum as soon as administratively feasible; provided, however, that for Deferred Income Accounts and Deferred Share Accounts attributable to Class Year 2002 and all Class Years thereafter, no distribution shall be made prior to the six-month anniversary of the date of the Participant’s Separation from Service.

9)                                     Paragraph 10.2 is amended to read as follows:

10.2                        TERMINATION.  While it expects to continue this Plan indefinitely, 3M reserves the right to terminate the Plan at any time and for any reason.  Upon the termination of the Plan, and to the extent permitted by section 409A of the Code, all elections to participate in the Plan and defer Compensation hereunder will be revoked, and the amounts already credited to existing Accounts will be distributed to the Participants in accordance with the provisions of Article VII.

10)                              Paragraph 12.1 is amended to read as follows:

12.1                        DEFINITIONS.  For purposes of this Article XII, the following words and phrases shall have the meanings indicated below, unless the context clearly indicates otherwise:

(a)                                 “Code” means the Internal Revenue Code of 1954, as amended.

(b)           “Company” means 3M Company, a Delaware corporation.

11)                              Paragraph 12.3 is amended to read as follows:

12.3                        DEFINITION OF CHANGE IN CONTROL.  For purposes of this Article XII, a Change in Control of the Company shall be deemed to have occurred only if there is a “change in the ownership of the Company”, “change in the effective control of the Company”, and/or a “change in the ownership of a substantial portion of the Company’s assets” as defined under Treas. Reg. Section 1.409A-3(i)(5) or such other regulation or guidance issued under section 409A of the Code.

12)                              Paragraph 12.4 is amended to read as follows:

12.4                        GROSS UP FOR EXCISE TAX.  In the event that the payments made pursuant to this Article XII are finally determined to be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to each Participant an additional amount such that the net amount retained by such Participant, after allowing for the amount of such excise tax and any additional federal, state and local income taxes paid on the additional amount, shall be equal to the value of the Accounts distributed to such Participant pursuant to this Article XII.  Payment of this additional amount shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant remits the related taxes.

13)                              Paragraph 12.5 is amended to read as follows:

12.5                        REIMBURSEMENT OF FEES AND EXPENSES.  The Company shall pay to each Participant the amount of all reasonable legal and accounting fees and expenses incurred by such Participant in seeking to obtain or enforce his rights under this Article XII or in connection with any income tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to the payments made pursuant to this Article XII, unless a lawsuit commenced by the Participant for such purposes is dismissed by the court as being spurious or frivolous.  The Company shall also pay to each Participant the amount of all reasonable tax and financial planning fees and expenses incurred by such Participant in connection with such Participant’s receipt of payments pursuant to this Article XII.  Payment of these legal and accounting fees, as well as these tax and financial planning fees and expenses, shall be made as soon as administratively feasible, but no later than two and one-half months following the end of the Participant’s taxable year in which the Participant incurs these fees and expenses.